Exhibit 99.1

Investors
Louis Alterman
404-748-7650
678-472-3252 (mobile)
altermanlo@corp.earthlink.net

Media
Michele Sadwick
404-748-7255
404-769-8421 (mobile)
sadwick@corp.earthlink.net

EarthLink Announces Addition of former Avaya CFO to Board of Directors

Garry K. McGuire joins EarthLink’s Board

ATLANTA, GA — July 20, 2011 — EarthLink, Inc. (NASDAQ: ELNK), a leading IP infrastructure and services company, today announced the appointment of veteran telecommunications industry executive Garry K. McGuire to its Board of Directors.

McGuire served a senior executive at Avaya Inc. from 2000 to 2006, holding positions as Chief Financial Officer and Senior Vice President of Corporate Development.  Prior, McGuire was President and Chief Executive Officer of Williams Communications Solutions LLC, and President of NORTEL Communications Systems, Inc. He currently serves as Chairman of the Board of Telecordia Technologies Inc.

“Garry has 25-years of senior leadership experience in the telecommunications industry, with significant expertise in financial management, integration planning and strategic positioning,” commented EarthLink Chairman and Chief Executive Officer Rolla P. Huff. “We are pleased to welcome him to our Board of Directors and believe his extensive experience will be a tremendous asset to EarthLink.”

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading provider of Internet Protocol (IP) infrastructure and services to medium-sized and large businesses, enterprise organizations and over 1.5 million consumers across the United States.  The company has been providing Internet access and communications services for decades and has earned an award-winning reputation for both outstanding customer service and product innovation.  For consumers, EarthLink is a leading Internet Service Provider connecting people to the power and possibilities of the Internet.  EarthLink Business™ provides voice, data, cloud, mobile and equipment services over a Southeast fiber network and MPLS-based services nationwide.  For more information, visit EarthLink’s website www.earthlink.net.